EXHIBIT 99.1
For Immediate Release
Monday, May 5, 2008
Contacts: Jodi Wright, Emmis
317.684.2971, jodi@emmis.com
Greg Bensel, New Orleans Saints/Louisiana Media Company
504.453.2318, greg.bensel@saints.nfl.com
Emmis Announces Sale of WVUE-TV in New Orleans
to Louisiana Media Company
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced it has signed a definitive agreement to sell Fox affiliate WVUE-TV to Louisiana Media Company, LLC, which is principally owned by Tom Benson, owner of the New Orleans Saints. The purchase price is $41 million, with after-tax proceeds expected to be approximately $35.5 million. In addition, Emmis retains net working capital, which is expected to be approximately $4 million.
“We have enjoyed a great relationship with Tom in the past as a broadcaster of Saints games, and it is particularly gratifying to transfer stewardship of this remarkable station to someone who is so committed to the New Orleans community,” said Jeff Smulyan, Emmis Chairman and CEO. “Tom is getting a station that is stronger than ever. I have the utmost admiration and respect for Vanessa Oubre and the entire Fox 8 team for their dedication and grace in overcoming tremendous adversity in the wake of Hurricane Katrina.”
The sale of WVUE completes the divestiture of Emmis’ television assets. Since announcing its intent to exit the television business in May 2005, Emmis has sold all of its 16 television stations, resulting in gross proceeds of approximately $1.24 billion. “Our results from selling these stations have delivered substantial value to our shareholders and positioned us to focus on our core radio and publishing operations,” said Smulyan.
Emmis purchased WVUE-TV along with three other Fox affiliates (KHON-TV in Honolulu; WALA-TV in Mobile, Ala.; and WLUK-TV in Green Bay, Wis.) in July of 1998 from SF Broadcasting.
The agreement is subject to customary prorations and conditions, including approval from the Federal Communications Commission. Emmis expects to close this transaction in the second half of the calendar year. The Blackstone Group served as the company’s financial advisor in its television divestiture.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
Note: Certain statements included in this release herein which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

• general economic and business conditions;
• fluctuations in the demand for advertising and demand for different types of advertising media;
• our ability to service our outstanding debt;
• increased competition in our markets and the broadcasting industry;
• our ability to attract and secure programming, on-air talent, writers and photographers;
• inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
• increases in the costs of programming, including on-air talent;
• inability to grow through suitable acquisitions;
• changes in audience measurement systems;
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• competition from new or different technologies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.